Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated September 1, 2010

CREDIT SUISSE

Credit Suisse FX Factor USD Excess Return Index
Monthly Performance Report - August 2010

1 September 2010



Performance Statistics

	August	3 Months	YTD	12 Months	5 Years
Excess Return	2.14%	-0.98%	-0.33%	0.93%	22.09%
Realized Volatility	5.16%	4.91%	5.73%	5.41%	5.22%
Sharpe Ratio	4.73	-0.77	-0.06	0.19	0.77
Skew	-0.09	0.10	-0.37	-0.38	-0.37
Kurtosis	-0.13	0.05	5.18	4.32	2.40
Maximum Drawdown	-0.77%	-4.54%	-4.73%	-4.73%	-4.96%
Maximum Drawdown Date	03 Aug 10	03 Aug 10	03 Aug 10	03 Aug 10	23 Sep 08

Source: Credit Suisse - Aug 2005 to Aug 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Highlights

- The CS FX Factor Index registered a gain of 2.14% in August in difficult market conditions. Year to date, the FX Factor index is down by 0.33%, with a realised volatility of 5.73%.
- Over the past few weeks, market concerns over the weakening momentum of global economic growth triggered a substantial correction in risk appetite.
- Against this background, the most positive contributions to the August performance came from Growth, Momentum and Value. Not surprisingly, negative contributions emerged instead from Emerging Markets and Carry, particularly from the G10 component.
- Thanks to its currently conservative stance, our FX Factor index is exhibiting negative correlation with traditional risky assets.

Performance (past 12 months)


Index Level
250
245
240
235
230
225
220
Aug 09
Nov 09
Feb 10
May 10
FXFTERUS

Risk-Return Comparison (12 month rolling)


Return
15%
10%
5%
0%
-5%
-10%
CS Tremont Hedge Fund Index
JP Morgan Global Bond Index
FX Parker Index
FXFTERUS
MSCI World
S&P GS Commodity Index
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Aug 2009 to Aug 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Strategy Contribution

	3 Months	12 Months
Carry	-1.03%	1.59%
EM	-0.25%	-0.59%
Growth	0.75%	2.67%
Momentum	-0.75%	-1.76%
Terms of Trade	0.07%	-1.56%
Value	0.22%	0.57%
Overall	-0.98%	0.93%

3 Months Rolling Contribution


4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
Carry
Growth
Value
FX Factor
Terms of Trade
Momentum
EM
Aug-09 / Nov-09
Nov-09 / Feb-10
Feb-10 / May-10
May-10 / Aug-10

Source: Credit Suisse - Aug 2009 to Aug 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (31 Aug 2010)	240.14
Bloomberg Index Ticker	FXFTERUS Index <GO>

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© Copyright 2010 Credit Suisse Group AG and/or its subsidiaries and affiliates. All rights reserved. This document has been prepared by Credit Suisse.